Exhibit 99.1

TOREADOR THIRD QUARTER 2006 EARNINGS DOUBLE FROM SAME PERIOD LAST YEAR

•	Income available to common shares up 110% compared to third quarter of 2005
•	Third quarter operating income up 93% from third quarter of 2005
•	Akcakoca-3 well spudded offshore Turkey in the Black Sea
•	First two Romanian exploration wells to begin drilling in next few days

DALLAS, TEXAS – (November 9, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) today announced financial results for the third quarter of 2006, and provided an operational update.

THIRD QUARTER RESULTS

For the third quarter of 2006, Toreador reported income available to common shares of $2.1 million, or $0.13 per diluted share, compared to $1.0 million in the third quarter of 2005, or $0.07 per diluted share. Diluted weighted average shares outstanding in the third quarter of 2006 were 16.7 million, compared to 15.5 million diluted weighted average shares outstanding in the third quarter of 2005.

Operating income in the third quarter of 2006 was $3.3 million, compared to $1.7 million in same period last year. Revenue increased to $10.7 million for the three months ended September 30, 2006 compared to $8.8 million for the same period last year.

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX)* was $5.7 million in the three months ended September 30, 2006 compared to $5.3 million for the same period last year.

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“We enjoyed another strong quarter of financial performance,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador, “as we prepared for a busy exploration and development schedule this fall and winter. Realized oil prices were excellent in Europe and we began to receive significant contributions from our Fauresti rehabilitation project in Romania. At the end of the third quarter this year, we had improved our production rate to approximately 2,600 BOE per day compared to approximately 1,700 BOE per day at the end of the third quarter last year.”

Continued Graves, “Construction of the infrastructure for our project offshore Turkey is making good progress towards our goal of first production by the end of the year. The Southern Cross has begun drilling the Akcakoca-3 and we are preparing to drill our first exploration well in Romania in the next few days.”

In the third quarter of 2006, Toreador’s oil and natural gas production was approximately 194 thousand barrels of oil equivalent (MBOE) compared to 159 MBOE during the same period last year. The average realized price on a BOE basis in the third quarter of 2006 was $54.71 per BOE compared to $55.39 per BOE in the third quarter of 2005. The average realized price of oil in the third quarter of 2006 was $64.91 per barrel compared to $56.42 per barrel in the third quarter of 2005. The average realized price of natural gas in the quarter ended September 30, 2006 was $4.48 per thousand cubic feet (Mcf), compared to $8.20 per Mcf for the same period last year.

NINE MONTHS RESULTS

Financial results for the first nine months of 2006 include increases in operating income of 83%, EBITDAX* of 45%, and income available to common shares of 99% compared to the first nine months of 2005. Revenues increased 38% on production growth of 16% in the first nine months of 2006 compared to the same period in the prior year.

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For the first nine months of 2006, Toreador’s oil and gas production was approximately 535 MBOE compared to 462 MBOE for the first nine months of 2005. The average realized price in the first nine months of 2006 was $57.05 per BOE compared to $48.21 per BOE for the first nine months of 2005. The average realized price of oil in the first nine months of 2006 was $62.38 compared to $49.20 for the same period a year ago. The average realized price of natural gas for the nine months ended September 30, 2006 was $5.31 per MCF compared to $7.04 per MCF for the nine months ended September 30, 2005.

Toreador agrees to settlement offer for portions of SASB project insurance claim; other claims to be vigorously pursued

Toreador as operator for the joint venture in the South Akcakoca Sub-Basin natural gas project has agreed to accept a settlement offer of $8.8 million for previously disclosed insurance claims related to weather-related construction losses. The offer reflects nearly all of the $9 million face value of the affected insurance policies. An additional $17.5 million in claims for replacement wells submitted to the insurance underwriting syndicate is still being vigorously pursued by the joint venture. Toreador has a 36.75% interest in the joint venture, and the company’s share of the $8.8 million settlement is approximately $3.2 million.

December 31, 2005 Restatement

Due to the previously announced need to restate the audited consolidated financial statements for the twelve months ended December 31, 2005, we have not included selected balance sheet information for December 31, 2005 and September 30, 2006 in this release.

OPERATIONAL UPDATE

Construction activities continue progress offshore Turkey in the Black Sea

In the SASB project the “Prometheus” jack-up rig has completed operations on the Akkaya tripod and is now setting the Dogu Ayazli tripod, the second of three tripods in the first phase of development. The tripod has been successfully placed over the Dogu Ayazli-1 and -2 wells and preparations for driving the pilings to secure the tripod to the sea floor are now underway.

The construction of the sub-sea pipeline connecting the production tripods to the onshore production center has already begun, with the “Regina 250” pipelay barge pulling the first section of the pipeline from the shore to a location just offshore of the production center. Approximately 5.7 kilometers (3.5 miles) of pipeline have already been laid. The barge will first lay the section

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of the pipeline connecting the Akkaya tripod to the production center and then will continue to lay the section connecting the Dogu Ayazli and Ayazli tripods.

Akcakoca – 3 well underway and will evaluate prospects in deeper waters of SASB project

The “Southern Cross” semi-submersible rig is currently drilling the Akcakoca-3 well to evaluate the Akcakoca prospect, located north of the Ayazli, Dogu Ayazli, Bayhanli and Akkaya gas fields in the South Akcakoca Sub-Basin. The well will be drilled directionally to a bottom-hole location approximately 300 meters (984 feet) south from the Akcakoca-1 well, which was the original gas discovery well drilled in 1973 by TPAO, the Turkish state oil company and one of Toreador’s joint venture partners. Data from the Akcakoca-1 was used by Toreador and its joint venture partners to drill the Ayazli-1 discovery in late 2004. After completing and testing the Akcakoca-3, the Southern Cross will drill the Akcakoca-4 well to evaluate a separate fault block in the Akcakoca prospect. Management estimates that 60% of the total reserves in the SASB lie in the deeper waters of the project area.

Seismic acquisition completed in Thrace Black Sea permits

A seismic acquisition program in Turkish coastal waters between the Bulgarian border and the Bosporus on Toreador’s Thrace Black Sea permits has been completed and is currently being processed for evaluation. Based on the results of the evaluation, the company expects to drill exploration wells in the permit area during the second half of 2007. The survey is being paid for by HEMA in order to earn their 50% interest in the Thrace Black Sea permit area. Toreador has a 50% interest in the joint venture and is the operator.

Romanian exploration update

Toreador is preparing to drill its first tow exploration wells in Romania on its Viperesti exploration block. As previously disclosed, the first prospect to be evaluated is the Naeni prospect which has estimated unrisked potential reserves of 6 to 50 MMBOE. Both wells are scheduled to spud by the middle of next week. The Naeni-2 (Twin) will be drilled first to a depth of approximately 900 meters (3,000 feet) to test the lower fault block of an overturned anticline. The second well, the Naeni-6, will be drilled to approximately 2,000 meters (6,600 feet) to test both the upper and lower fault blocks.

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Construction of the access road and drilling pad for the Lapos prospect exploration well is underway. As previously disclosed, the Lapos-2 will be drilled after the Naeni wells and will evaluate a plunging anticline with estimated unrisked potential reserves of 6 to 40 MMBOE.

Hungarian exploration update

In Toreador’s Tompa block in southern Hungary, the Ba-K-1 exploration well did not encounter any commercial hydrocarbons and was plugged. Re-entry operations have begun on the Kiha-15 which as previously disclosed was drilled by MOL, the Hungarian state oil company, in 1988 and tested gas in a Miocene sand. Toreador plans to re-complete the well and establish gas production in Hungary.

PRODUCTION GUIDANCE FOR FULL YEAR 2006 REVISED

Toreador is revising its production guidance for the full year 2006 to approximately 750 thousand barrels of oil equivalent from its previous estimate of one million barrels of oil equivalent, due to delays in the timing of initial gas production in Romania and Turkey from earlier estimates.

CONFERENCE CALL

A conference call to discuss third quarter 2006 results and operational activities will be held today at 10:00 am Central, 11:00 am Eastern, to discuss third quarter results and current operations.

Active participants who wish to ask questions during the conference call should dial toll free 800-901-5226 (international dial 1-617-786-4513), passcode 71303234 approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 888-286-8010 (international dial 1-617-801-6888), passcode 33689614 to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

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Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. Table 1 below reconciles EBITDAX with income from continuing operations as derived from the company’s financial information.

Table 1: Reconciliation of EBITDAX to Income from continuing operations for the three months ended September 30,

Table 2: Reconciliation of EBITDAX to Income from continuing operations for the nine months ended September 30,

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Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary note to investors -- The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the term ”potential reserves” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2005, available from our website at www.toreador.net or by calling us at (214) 559-3933. You can also obtain this form from the SEC at www.sec.gov

The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purpose of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net

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